UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 9, 2015

NATE'S FOOD CO.
(Exact name of registrant as specified in its charter)

Colorado

(State or other jurisdiction of incorporation)

000-52831	46-3403755
(Commission File No.)	(IRS Employer Identification No.)

15061 Springdale, Suite 113, Huntington Beach, California 92649
(Address of principal executive offices) (zip code)

(661) 418-7842
(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 7.01 Regulation FD Disclosure

The Company has received a question and the Company felt it was better to answer the questions through an 8-K instead emailing the individuals directly.

Q.1. What's the current outstanding share count and float?

A.1. As of July, 9, 2015, the number of outstanding Common Shares is 77,250,000. The last issuance occurred on February 20, 2015. As of July 9, 2015, the float is 54,403,000 with the last increase occurring March 4, 2015

Q.2. What is the current status of sales to grocery and box stores?

A.2. The Company previously stated that it has been working on lowering the cost to produce for grocery retail. As part of this effort, the Company is currently negotiating with 4 groups to fund and manage the sales and marketing of the Nate's Homemade product line. These discussions initially focused on international markets; however, these groups wanted to include the domestic market because of the size of the market. As such, the Company has included in these discussions distribution and sales within the domestic market with these groups. These groups have the capacity to acquire large quantities of the required raw materials thereby reducing the cost to produce each can. The advantage for the Company would be that these groups would pay for the costs to produce, market and sell the product and pay the Company a fee for each can sold. The groups range from private equity firms to large established food companies.

Q.3. What is the status of Branded Retail Stores?

A.3. The Company's distributor has executed a lease for a location and has paid the required upfront fees. However, the Company's factory has not completed the necessary audits to allow the distributor to obtain the health department permits required to set up a physical location to sell product. The Company has been told that these will be completed as soon as possible. The Company's distributor had hoped to open the location in July but will not be able to until the audits are complete.

2

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nate's Food Co.

Dated: July 9, 2015	By:	/s/ Nate Steck
	Name:	Nate Steck
	Title:	CEO